Exhibit 99.1

The Michaels Companies Appoints Michael Diamond Chief Financial Officer

IRVING, Texas – August 20, 2020 – The Michaels Companies, Inc. (NASDAQ: MIK) today announced that Michael Diamond has been appointed Executive Vice President-Chief Financial Officer, effective September 1, 2020. A seasoned financial executive, Diamond will report directly to Chief Executive Officer, Ashley Buchanan.

“I am pleased to welcome Mike as our new CFO,” said Ashley Buchanan, Michaels Chief Executive Officer. “Throughout his career, Mike has demonstrated the ability to streamline and integrate financial operations while successfully moving strategic initiatives forward. His experience will play a pivotal role in supporting our ongoing efforts to position Michaels for sustainable, long-term growth.”

With over 15 years of experience leading finance functions, Diamond is known for driving transformational growth beyond financial results, developing and executing strategic initiatives, and delivering tangible results. Most recently, Diamond served as Chief Financial Officer for Pizza Hut U.S. market. His background includes several leadership positions including Chief Financial Officer for Pizza Hut’s European market, Chief Growth Officer for Pizza Hut’s European and United Kingdom business and Director of Strategy for Pizza Hut International. Prior to joining Pizza Hut, Diamond served in roles at The Boston Consulting Group, Svoboda Capital Partners and Merrill Lynch & Co.

“Michaels is the leader in the arts and crafts category, and I am eager to be joining the team as their Maker strategy and supporting initiatives are advancing, positioning the company for growth and market share gains,” said Diamond. “I look forward to working with the talented leadership team to help continue to drive performance across the organization and position the company for long-term success.”

Throughout his career, Diamond has led teams in both the U.S. and Europe across multiple industry verticals spanning finance, strategy, development, business analysis, supply chain, technology and legal. Diamond earned a Master’s of Business Administration from Harvard Business School and a Bachelor’s degree in Finance from the University of Notre Dame.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America’s largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,270 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, Canada.michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high-quality custom and specialty framing merchandise. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

Investor Contact:
Michaels

Jim Mathias
972.409.1393
james.mathias@michaels.com

ICR, Inc.
Farah Soi, CFA
203.682.8200
Farah.Soi@icrinc.com

Media Contact:
Michaels

Mallory Smith

972.409.5244

Mallory.smith@michaels.com

ICR, Inc.
Jessica Liddell/ Julia Young
203.682.8200
Michaels@icrinc.com